Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tidewater Inc. of our report dated March 2, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Tidewater Inc.’s Annual Report on Form  10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 25, 2026